EXHIBIT 99.1

ONYX INCREASES DEVELOPMENT FOCUS ON BAY 43-9006

Business Realignment to Reduce Burn Rate in 2003

RICHMOND, CALIFORNIA (January 27, 2003) — Onyx Pharmaceuticals, Inc. (Nasdaq: ONXX) today announced that the company is restructuring its operations to reflect an increased priority on the development of BAY 43-9006, a novel small molecule anticancer compound expected to enter Phase III clinical testing later this year in co-development with Bayer Corporation.  In order to meet the growing financial requirements of BAY 43-9006, the company will discontinue the clinical development of ONYX-015, a therapeutic virus product, pending the outcome of ongoing partnering discussions.  Onyx said that it is immediately halting clinical studies of ONYX-015 for head and neck cancer, suspending all manufacturing activity at XOMA, and reducing the company’s current staff of 95 employees by 25 percent.  These steps are expected to reduce quarterly operating expenses, excluding one-time charges, from $12 million to approximately $9 million.

“This realignment of our development priorities is a difficult but necessary action,” said Hollings Renton, Onyx chairman and chief executive officer.  “By narrowing our clinical focus to activities supporting BAY 43-9006, we are enhancing our ability to meet our commitment to co-fund and co-develop this important investigational agent with Bayer.  This is a program that offers Onyx a significant share of a potentially important new cancer therapy with considerable financial and operational leverage.  We are disappointed that we cannot continue development of ONYX-015.  However, we will maintain our earlier-stage programs focused on second-generation therapeutic virus products.  We are advancing ONYX-411 and our Armed Therapeutic VirusTM products, which represent promising approaches to treating cancer at the molecular level.  We are also continuing our efforts to secure a partner for these programs.”

Based on encouraging Phase I clinical data, BAY 43-9006 entered two Phase II clinical studies in the fall of 2002 for the treatment of hepatocellular carcinoma (HCC) and colorectal cancer (CRC).  In addition, multiple ongoing Phase I/II clinical trials are focused on studying the agent in combination with a range of standard chemotherapeutics.  In the coming year, Onyx and its partner Bayer plan to initiate the first Phase III clinical trial of BAY 43-9006.

Onyx’ co-development collaboration with Bayer includes an almost 50/50 profit sharing arrangement except in Japan.  Onyx earns the full 50/50 profit share in the United States, provided that Onyx exercises its option to co-promote.  In addition, the agreement provides for milestone-based loan payments, including a $5 million loan that Onyx received in the third quarter of 2002 at the commencement of Phase II trials, and a $15 million loan that will be triggered upon the initiation of Phase III studies, anticipated in 2003.  The agreement also calls for Onyx to provide 50 percent of the development funding for BAY 43-9006, creating the need for the company to realign its priorities to ensure the best return on its resources going forward.

“Although we are fortunate to have two lead programs advancing in the clinic, we simply do not have the funds to take both forward,” stated Mr. Renton.  “Unfortunately, in today’s challenging economic environment, we cannot afford to continue advancing ONYX-015 without a partner.  Depending on the outcome of our partnering efforts, there may be additional reductions in our burn rate. “

Onyx has been actively engaged in partnership discussions for ONYX-015 and other products in its therapeutic virus program since September 2002, when it reacquired all rights to ONYX-015 and an Armed Therapeutic VirusTM product from Warner-Lambert Company, a subsidiary of Pfizer, Inc.  These partnering efforts, as well as preclinical development activities related to ONYX-411 and Armed Therapeutic VirusTM products, will continue.

In November, Onyx announced it was planning a clinical trial of ONYX-015 in metastatic colorectal cancer.  As part of its development reprioritization, the company said it does not intend to initiate a Phase II study in that indication, at this time.

About Onyx Pharmaceuticals

Onyx Pharmaceuticals is engaged in the discovery and development of novel cancer therapies and has proprietary technologies that target the molecular basis of cancer.  The company is developing small molecule drugs, including BAY 43-9006 in co-development with Bayer AG.  In addition, the company’s preclinical portfolio includes proprietary therapeutic viruses and Armed Therapeutic VirusTM products.  For more information about Onyx’ pipeline and activities, visit the company’s website at www.onyx-pharm.com.

This press release may contain certain forward-looking statements regarding the development of potential human therapeutic products that involve a number of risks and uncertainties.  Actual events may differ from the company’s expectations.  In addition to the matters described in this press release, the timeline for clinical activity, results of pending or future clinical trials, dependency on third parties to manufacture its products, and changes in the status of the company’s collaborative relationships, as well as the risk factors listed from time to time in the company’s periodic reports filed with the Securities and Exchange Commission, including but not limited to its Annual Report on Form 10-K, may affect the actual results achieved by the company.

Contact:	Shari Annes
510-243-3646